CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this Annual Report on Form 10-K of our report, which contains an explanatory paragraph relating to Aris Industries, Inc.'s ability to continue as a going concern, dated March 13, 2002, except for Notes 1, 8, 11 and 15 which are as of April 15, 2002 on our audit of the consolidated financial statements and financial statement schedule of Aris Industries, Inc. and Subsidiaries as of December 31, 2001 and for the year then ended, incorporated by reference in the registration statement on Form S-8 (SEC File No. 333-63411) of Aris Industries, Inc. filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933.


                                          /s/  J.H. COHN LLP

Roseland, New Jersey
April 15, 2002